Execution copy

Share Purchase Agreement

Table of  Contents:

1	Definitions	5
2	Sale and Purchase of the Shares	6
3	Purchase Price	7
4	Covenants	7
5	Representations and Warranties	8
6	Closing	8
7	Restrictions on Business Activities	11
8	Stay-on commitment	12
9	Indemnification	13
10	Joint Taxation	15
11	Announcements and Confidentiality	18
12	Waivers	18
13	Assignment	18
14	Entire Agreement	18
15	Cost and Expenses	18
16	Notices	19
17	Governing Law and Arbitration	20
18	Copies	20

This Agreement entered into on this 4th day of May 2006

Between:

IPU, Individuel Programudvikling ApS, CVR no. 10 20 95 01, Sjaeliandsgade 54, DK-8000 Aarhus C (hereinafter referred to as "IPU"),

Henning Maerkedahl A/S, CVR no. 17 28 46 73, Rorsangervej 31, DK-8382 Hinnerup (hereinafter referred to as "HM"),

Aksel Jorgensen Invest ApS, CVR no. 26 32 68 69, Thunogade 42, 1., DK-8000 Aarhus C (hereinafter referred to as "AJI"),

Rotensia A/S, CVR no. 30 94 11 28, Gefionsvej 7, DK-9700 Bronderslev (hereinafter referred to as "Rotensia"),

Aksel Jorgensen, Thunogade 42, 1., DK-8000 Aarhus C, (hereinafter referred to as "AJ"),

Soren Cramer, Funch Thomasensgade 1, 2.th., DK-8200 Aarhus N (hereinafter referred to as "SC"),

Jean Steen Knudsen, Samsogade 80 B, 3., DK-8000 Aarhus C (hereinafter referred to as "JSK"),

Birgitte Spencer, Klokkerbakken 17, DK-8210 Aarhus V, (hereinafter referred to as "BS"),

(IPU, HM, AJI, Rotensia, AJ, SC, JSK, BS hereinafter jointly and severally referred to as the "Sellers")

and

Valor Computerized Systems Limited
Registration no. 51-166672-9
4 Faran St., Ashtrom Industrial Park
70600 Yavne
Israel

or any other company within the Valor Group, specified by the Buyer, of. Clause 13 below.

(hereinafter referred to as “Buyer”)
Whereas:

a.
the Sellers declare that they own 100 per cent of the issued and outstanding share capital of T-V Holding A/5, CVR no. 26 12 13 96, Margrethepladsen 1-3, 8000 Aarhus C, Denmark (hereinafter, the "Company"), as set out below:

	Nom. DKK	%
IPU	427,625.00	51.83
HM	233,750.00	28.33
Rotensia	68,750.00	8.33
AJI	34,375.00	4.17
SC	27,500.00	3.33
AJ	27,500.00	3.33
BS	2,750.00	0.34
JSK	2,750.00	0.34
Total	825,000.00	100%

Kurt Byskov personally holds 100% of the share capital of IPU. Henning Maerkedahl personally holds 100% of HM. Aksel Jorgensen personally holds 100% of the share capital of AJI; and Aksel Jorgensen thereby directly and indirectly holds 7.5% of the Company's share capital. Rotensia A/S is held as follows: Rotensia Holding A/S - 79% (Rotensia Holding A/S is held equally by Lis and Bent Wisborg), Birgitte Spencer Wisborg -10%, Jorgen Wisborg - 10%, Lone Wisborg - 1%.

b.	the Company owns 100 per cent of the issued and outstanding share capital of Valor Denmark A/S CVR no. 27 97 12 02, Margrethepladsen 1-3, 8000 Aarhus C, Denmark (hereinafter, "Valor Denmark"),

c.
the Buyer and the Seller have had joint interests in Valor Denmark, which company was established in accordance with the Transaction Agreement dated 24 February 2004 between the Buyer, the Sellers and the Company,

d.
Valor Denmark develops, markets and sells a system, which enables manufacturers of printed circuit board assemblies to trace components during the assembly process (hereinafter referred to as the "TXP System"),

e.	Valor is in the business of developing, marketing and licensing software and data products used in the design, fabrication and assembly of printed circuit board assemblies,

f.	the Sellers have agreed to sell and the Buyer has agreed to purchase the Shares of the Company on the terms and subject to the conditions set forth in this Agreement,

now it is hereby agreed as follows:

1	Definitions

1.1	For the purpose of this Agreement, the following definitions shall apply:

"Business Day"	means a day where banks are generally open for banking business in Denmark and Israel,

"Closing"	means closing of the matters contemplated by this Agreement as set out in Clause 6,

"Closing Date"	means the date of Closing as determined in accordance with Clause 6,

"Companies"	The Company and Valor Denmark

"Company"	has the meaning set out above,

"Escrow Agreement"	Means the agreement attached to this Agreement as schedule 1.

"Escrow Amount"	Means USD 2,000,000

"Net Debt"
means, all debts (interest bearing) - save for inter company debt between the Company and Valor Denmark - and liabilities of the Company, minus the cash balance for the Company. The Net Debt shall be calculated in accordance with the accounting principles of the Company as specified in schedule 2,

"Parties"	means the Sellers jointly and the Buyer and "Party" means either of them,

"Purchase Price"	means the amount as set out in Clause 3.1,

"Shares"	means the entire share capital of the Company, nominal DKK 825,000 owned jointly by the Sellers

"SPA" or this "Agreement"	This agreement and all schedules hereto.

"Transaction Agreement”	Shall mean the Transaction Agreement (Valor Denmark A/S) signed between Buyer and Sellers and TraceXpert A/S on February 24, 2004

"Valor Group"	Shall mean Buyer and all subsidiaries and associated companies of Buyer.

"Working Hours"	shall mean from 9 a.m. to 4 p.m. (CET) on a Business Day,

2	Sale and Purchase of the Shares

2.1	The Sellers hereby undertake to sell and deliver to the Buyer the Shares and the Buyer undertakes to buy the Shares at the Purchase Price and subject to the terms and conditions of this Agreement.

2.2	The Shares shall be delivered at Closing and shall be free from all liens, obligations, charges, encumbrances or other interests, rights or claims.

2.3
The Purchase shall have financial effect as of Closing, and the Buyer is entitled to exercise all rights attached to or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared or made by the Company on Closing and later.

3	Purchase Price

3.1
The Purchase Price for the Shares shall be USD 10,000,000, less Net Debt equal to USD 2,025,39 (where the conversion rate DKK/USD is agreed at 5,9080, in total USD 9,997,974.61. This sum represents the agreed, aggregate of (a) the adjusted Share Consideration, (b) agreed Net Nokia Profits for the period from January 2004 and until the execution of this SPA (c) estimated and agreed Net Nokia Profits for the period from the execution of the SPA and until December 31, 2006; less (a) dividends paid by Valor Denmark to the Company and (b) the Seller's share in the expenses of the Transaction Agreement.

4	Covenants

4.1	From 1 January 2006 and until the Closing Date, the Sellers shall have procured and shall procure that:

(a)	the business of the Company in all respects is conducted in the ordinary course consistent with past and prudent practice of the Company,

(b)	that no action is taken which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by it,

(c)	the Company does not perform any material and/or unusual transactions concerning the Company without the prior written consent of the Buyer,

(d)
the performance of all such transactions concerning the Company that may be necessary and/or appropriate for preserving and maintaining the activities and assets of the Company, including the goodwill unaltered,

(e)	notify the Buyer regularly of all affairs of the Company,

(f)	grant the Buyer unrestricted access to review and/or inspect the affairs of the Companies.

4.2	Further assurances

4.2.1
Each Party shall (i) deliver such documentation, (ii) sign such supplementary declarations and certificates, and (iii) take such other actions and do such other things as may be reasonable or necessary for the proper and orderly consummation of this Agreement.

5	Representations and Warranties

5.1
The Sellers warrant and represent to the Buyer that each of the warranties and representations set forth in Schedule 5.1, atthaced hereto, (the "Representations and Warranties") is true and correct and not misleading as of the Closing Date.

5.2
The fulfillment of the Sellers' obligations and the accuracy of the Representations and Warranties, under this SPA shall be secured by separate limited personal guarantees of each of Mr. Kurt Byskov and Mr. Henning Maerkedahl (the "Personal Guarantees") attached hereto. Each such Personal Guarantee shall be limited to a sum corresponding to the proportional share of the consideration stipulated in section three, attributed to IPU and HM respectively.

5.3
Following the due diligence conducted by the Buyer as to the Company (based only on documentation provided to the Buyer by the Sellers), the Buyer warrants to the Sellers, that it is not aware that the Sellers are in Breach of any of the Representations and Warranties. The Buyer shall not be entitled to claim indemnification from the Seller to the extent that the Loss is ascribable to facts which were known to the Buyer or which has been fairly and clearly disclosed in writing by the Sellers or their advisors to the Buyer and/or its advisors prior to Closing.

6	Closing

6.1	The closing shall take place on 4th May 2006 at the offices of Gorrissen Federspiel Kierkegaard at 10.00 (CET).

6.2	At Closing, the Sellers shall deliver the following to the Buyer:

(a)	Documentary evidence of the Sellers due execution of this Agreement and all agreements, statements and confirmations to be made pursuant hereto, including the Escrow Agreement.

(b)	Documentation from relevant corporate bodies of each of the Sellers authorising the signing of this Agreement and the consummation of the necessary transactions under this Agreement.

(c)
Letter from KPMG C. Jespersen confirming that they will stay on as accountants for the Company and Valor Denmark as of the Closing Date and for the calendar year 2006, at similar conditions to thise by which they are currently engaged with Valor Denmark, and that they have no claims against the Company and Valor Denmark, save for 12,204 USD (DKK 72.100) (excl. VAT) as the ordinary remuneration up until Closing.

(d)
A legal opinion of Gorrissen Federspiel Kierkegaard confirming (i) the power of each of the Sellers to enter into this Agreement and to perform its obligations hereunder, (ii) Where Seller is a company, that the Sellers do not violate any provision of their respective articles of association by entering into this Agreement or by performing its obligations hereunder (iii) Where Seller is a company, that it has taken all corporate action required by its respective Articles of Association in connection with the entering into this Agreement and the performance of its obligations hereunder (iv) that all actions required for the transfer of the shares have been fulfilled (v) that Buyer is duly registered as the owner of the Shares; and (vi) that Jorn Ankaer Thomsen, Kurt Byskov, Henning Maerkedahl, Jorgen D. Wisborg and Soren Cramer are the only directors of the Company and Kurt Byskov and Henning Maerkedahl are the only managers of the Company.

(e)	Documentation that authorization to sign with respect to the Company's financial facilities will be revoked in respect of Kurt Byskov and Henning Maerkedahl immediately after Closing.

(f)	Updated shareholders' register for the Company, and the update of any other register as required, reflecting the ownership of the Shares by the Buyer.

(g)
Letters from Jorn Ankaer Thomsen, Kurt Byskov, Henning Maerkedahl, Jorgen D. Wisborg and Soren Cramer, who are the only members of the Company's board of directors, confirming that they resign as members of any board of directors of the Company as of the Closing Date, and as regard Jorn Ankaer Thomsen and Jorgen Wisborg that they resign as members of the board of directors of Valor Denmark A/S also, and that they have no claims against the Companies in whatever capacity (other than for their ongoing salaries). As for Kurt Byskov and Henning Maerkedahl this shall also include their position as managers of the Company.

(h)	Other documents and instruments as the Buyer may reasonably request in order to properly perfect the Buyers rights under this Agreement.

6.3	At Closing the Buyer shall deliver the following to the Seller:

(a)	Documentation from relevant corporate bodies of the Buyer authorizing the signing of this Agreement and the consummation of the necessary transactions under this Agreement.

(b)	Documentary evidence of the Buyers due execution of this Agreement and all agreements, statements and confirmations to be made pursuant hereto, including the Escrow Agreement.

(c)
Documentation that the Purchase Price, less the Escrow Amount, has been transferred by the Buyer's bank to Sellers client account held by Gorrissen Federspiel Kierkegaard account no. 3627 3785 016 130, registration no. 3627, SWIFT-code DABA DKKK (IBAN DK81 3000 3785 016 130) with Danske Bank,.

(d)
Documentation that the Escrow Amount has been transferred to accounts no. 7420 5036145260, SWIFT-code NDEADKKK (IBAN nr.: DK7420005036145260) (the "Escrow Account"). The Escrow Account will be in the charge of Nordea Bank Denmark (the "Escrow Bank") whose actions will be governed by the Escrow Agreement (schedule 1) which sets out generally that the Escrow Amount will serve as a guarantee for the fulfilment of the Sellers' obligations, and the accuracy of the Representations and Warranties, according to this SPA.

Without derogating from the provisions of the abovementioned letter of instructions, The Escrow Amount shall be paid in trenches, as follows, subject to the:

(i)
Upon the first anniversary of the Closing Date, one million USD ($1,000,000) less any sum paid out of the Escrow Amount in accordance with this agreement and/or the abovementioned letter of instructions;

(ii)	Upon the second anniversary of the Closing Date the remaining sum in the Escrow Account.

(iii)
Notwithstanding the above, in the event the Buyer delivers a notice of demand and/or a notice of claim in connection with this Agreement the claimed sum together with additional estimated costs of the proceeding shall not be paid from the Escrow Account until either (a) a written instruction duly executed by the Buyer and the Sellers, authorising the specific sum release, or (b) a final and binding award delivered by the venue of dispute resolution pursuant to Clause 17 herein below.

(e)	Documentation that the members of the board of directors and the management of the Company have been deregistered with the Danish Commerce and Companies Agency.

(f)	Other documents and instruments as the Sellers may reasonably request in order to properly perfect the Sellers rights under this Agreement.

6.4	Neither Party shall be obliged to complete the sale and purchase of the Shares unless the other Party fully complies with the relevant requirements of this Clause 6.

7	Restrictions on Business Activities

7.1	Until the third anniversary of the Closing Date, Henning Maerkedahl and Kurt Byskov (hereinafter, the “Restricted Parties”), undertake not directly or indirectly to:

(a)
Engage in any business, which competes with the Valor Group, including, without derogation, through the position of owner, manager, director, employee, service provider, consultant etc. For the avoidance of doubt, this clause shall not prevent the Restricted Parties from making customary investments in companies listed on recognized stock exchanges even if such companies are or become competitive with the Valor Group, provided however that such investments will be passive, and shall not exceed an equivalent of two point five percent (2.5%) of the outstanding share capital of any such company.

(b)
Solicit or hire, without the prior written consent of the Buyer, any employee of the Valor Group during such person’s employment by any of the Valor Group, and within six months of the termination thereof.

7.2
In the event of breach of this non-competition clause by one of Restricted Parties, the party in breach shall be obliged to pay to the Buyer liquidated damages of USD 500,000 for each breach. In addition, the Buyer shall be entitled to injunctive relief and to such other and further relief, including but not limited to such damages as the Buyer may demonstrate in addition to the liquidated damages. For the avoidance of doubt, no party shall be jointly liable for any payments under this Clause.

7.3
Notwithstanding the above, in the event that the breaching Restricted Party can demonstrate that he did not have actual knowledge of the non compliance with Clause 7.1 and Buyer did, and yet did not notify the restricted Party hereof, then the Buyer shall not be entitled to liquidated damages, irrespective of whether such notice was given.

8	Stay-on commitment

8.1
Kurt Byskov and Henning Maerkedahl and the Buyer agree that the future employment of Kurt Byskov and Henning Maerkedahl are important factors for successfully completing the transaction and to the future contribution to the value of Valor Denmark and the Company.

8.2
Should Kurt Byskov or Henning Maerkedahl elect to leave their employment with Valor Denmark or be terminated by Valor Denmark ‘for cause’ under Danish law (for the avoidance of doubt ‘for cause’ and ‘elect to leave’ shall not include dismissal/termination due to death, illness, invalidity or the like) during a period of twelve (12) months, following Closing, Buyer shall be entitled to receive such compensation which may be established (e.g in relation to loss, causation and foreseeability) by it, which compensation may be deducted without limitation directly from the Escrow Amount, but in any case limited to a sum no greater than the remaining funds in the Escrow Account on the date of the claim for compensation. Following the above twelve month period the Buyer may by written notice to Kurt Byskov, not to be given more than 7 days after the conclusion of the initial 12 month period, extend the Stay-on commitment for Kurt Byskov with up to a further six (6) month. Such extension is, however, subject to Valor Denmark and Kurt Byskov negotiating a raise in the monthly compensation to Kurt Byskov, prior to the extension of the stay-on period (but it is hereby clarified that an actual raise in Kurt Byskov’s compensation is not a condition for the exercise of such extension or to Kurt Byskov employment with Valor Denmark during the extended period.

8.3
The above stay-on commitment is subject to Kurt Byskov and Henning Maerkedahl both being subject to terms and conditions in their employment which are not as a whole less favourable to each of them, than as at the Closing Date, including that they shall both be placed at similar levels of employment as the one held at the Closing Date. Moreover, Kurt Byskov shall continue to report to the CEO of Valor Denmark (presently Sten Dyrmose). Should any adverse material change in the employment of Kurt Byskov and or Henning Maerkedahl be made, which are contrary to this Clause 8.3, this Clause 8 and the stay-on commitment and payment obligations hereunder shall terminate without notice.

9	Indemnification

9.1
In the event of a breach of any of the Representations and Warranties and/or in the event of the Sellers’ failure to fulfill its undertakings, obligations and/or covenants under this Agreement, the Sellers shall indemnify and hold the Buyer harmless from any loss, cost, expense, debt, liability and any third party claims against the Company (including without limitation all legal fees incurred with respect thereto) (each of the above “Loss”). This shall, however, not include i) any claims, debts or liabilities transferred to Valor Denmark A/S under the Transaction Agreement, and ii) any claims which a third party, including the Valor Group shall file against the Company based e.g. on the doctrine of “piercing of the corporate veil” while the correct defendant is Valor Denmark. As regard Sellers holding less than 5% of the share capital of the company (AJ, AJI, JSK, BS and SC) the Buyer may only claim for payment for a Loss, for an amount not to exceed such Seller’s pro rata share of the Purchase Price.

9.2	The amount of any loss or cost of the Buyer shall be calculated in accordance with the following principles:

(a)	The Loss shall be calculated on a DKK for DKK basis, i.e. no multiple shall be used.

(b)
the effect of any actual or realized net tax benefit or saving by the Buyer or the Company shall be repaid to the Sellers (and thereby reducing the loss payment) as, when and provided such tax benefit is actually realized; Such repayment will be time limited as is stipulated in section 10.4;

(c)
the amount of any net compensation or other recovery (including without limitation any net insurance proceeds) which the Buyer or the Companies have actually received as compensation for any Loss, shall be deducted when calculating such Loss less any in-crease in the insurance premium. If the Sellers have fully settled a claim and the Buyer or the Company subsequently recover any payment or compensation covering the settlement of the same claim fully settled by the Sellers, the relevant compensated entity shall pay to the Sellers the net amount so recovered after deduc-tion of all expenses, any losses, including future losses, accruing from such recovery (such as the increase in insurance premiums) and any tax incurred with the recovery, and

(d)
the occurrence of or the increase of a loss or liability attributable to any change in applicable law or any change in tax rates or ac-counting principles adopted subsequent to the Closing Date shall be disregarded, and

(e)
the occurrence of or increase of a loss or liability, (save for, in re-spect of a contingent loss, the cause of which had occurred prior to Closing) being the result of any act or omission on the part of the Buyer, Valor Denmark or the Company (other than acts or omissions which are required by law) subsequent to the Closing Date shall be disregarded.

9.3	The Party having incurred a loss is under an obligation to mitigate the losses.

9.4
Any claim by the Buyer against the Sellers, shah be barred by time limitation if not notified in writing to the Sellers at the latest on 1 April 2010, except for claims relating to taxes (clause 7 of the Repre-sentations and Warranties) and clause 10 below, where claims shall be made no later than 10 Business Days after the date on which the relevant tax authorities can no longer raise any claim against the Company. Notwithstanding the abovementioned, any claim by the Buyer, regarding an event of wilful or grossly negligent misrepresen-tation or concealment on the part of the Sellers and claims in relation to defective title to the Shares, shall be barred by time limitation if not notified in writing to the Sellers at the latest on 1 April 2015. For the avoidance of doubt this Clause 9 shall not be interpreted as giving any specific or implied warranty or guarantee relating to the business or affairs of Valor Denmark, or construed to limit, in any way, the responsibility of the Sellers which are set out in this Agreement. The Parries shall not be entitled to claim for either an increase or decrease in the consideration paid according to this Agreement for the Shares based on a claim that a mistake as to the evaluation or the Companies or the calculation of the Purchase Price was done by the relevant Party. Notwithstanding from the above, this does not derogate from any Parties' right to raise such a claim vis a vis the other party based on any breach/misrepresentation of the other's Party representations and warranties.

9.5
The Buyer, Valor Denmark and the Company are obligated not to take any action which is contrary to the terms laid down in the tax authorities authorisation for the tax free drop-down made by the Sellers in connection with the Transaction Agreement, and the Buyer, Valor Denmark and the Company shall hold the Sellers harmless for any loss, claim, expense or the like which may follow from the Buyer's or the Company's breach of this Clause 9.5, by action taken on a date after the Closing date, cf. Clause 9.6 below.

9.6
The Buyer agrees to indemnify and hold the Seller harmless from any loss, cost, expense, debt, liability and any third party claims against either of the Sellers (including without limitation all legal fees in-curred with respect thereto) in the event of the Buyer's, the Com-pany's or Valor Denmark's failure to fulfill its undertakings, obliga-tions and/or covenants under this Agreement. The instructions of clause 9.2 shall apply mutatis mutandis to the obligation of the Buyer and to the calculation of any loss or cost to be borne by it.

10	Joint Taxation

10.1
Until Closing, Valor Denmark, the Company and IPU will be part of a joint taxation scheme, under which IPU (the "Administrative Com-pany") is the administrative company. As per the Closing Date, an income statement of Valor Denmark's and the Company's earnings is made for the period 1 January 2006 up until the Closing Date (the "Interim Statement") in accordance with past practise, good accounting practise and the existing accounting principles of the Company and Valor Denmark respectively applied upon a consistent basis. On the basis of the Interim Statement, Valor Denmark's and the Com-pany's taxable income for the period 1 January 2005 up until the Closing Date (the "Period") is calculated.

10.2
The Interim Statement and the statement of Valor Denmark's and the Company's taxable income for the Period shall be prepared by Valor Denmark and the Company in cooperation with IPU and be submitted to IPU not later than 15 June 2007.

10.3	The Company and Valor shall pay any income tax calculated for the Period to the Administrative Company no later than 20 November 2007.

10.3.1
In the event that the tax authorities increase Valor Denmark's and/or the Company's taxable income for the Period, the corresponding addi-tional tax shall be paid by Valor Denmark and/or the Company to the Administrative Company to the extent it is required by Danish tax law. Notwithstanding the foregoing in the event that Valor Denmark and/or the Company is in a position to eliminate in full or in part the additional tax by way of increasing the amount of tax-deductible depreciations and the tax authorities approve this election the payment to the Ad-ministrative Company shall at Buyer's discretion be reduced corre-spondingly. If the tax authorities decrease Valor Denmark's and/or the Company's taxable income for the Period the Company and/or Valor Denmark shall receive a corresponding tax amount from the Adminis-trative Company to the extent it is required by Danish tax law.

10.4	Final Calculation for 2005

10.4.1
Valor Denmark, the Company and IPU have been jointly taxed in the income year 2005. The Buyer agrees to procure that the Company and Valor Denmark prepares and delivers a draft tax return for the period from 1 January 2005 - 31 December 2005 to IPU for approval no later than 1 June 2006. The Buyer and IPU each agree to make such infor-mation available to each other or procure that such information is made available to each other - as may reasonably be required in order to enable Valor Denmark and the Company to prepare and IPU to re-view and approve the draft tax return. The Parties agree that choices made and tax principles applied in respect of the tax return for income year 2004 shall be applied for income year 2005 if the Parties cannot agree on the principle used in calculation of the tax for 2005. IPU shall ensure that the approved and final tax return for the period from 1 January 2005 to 31 December 2005 is delivered to the Buyer no later than 10 Working Days after IPU's receipt of the draft tax return from Valor Denmark and the Company. The Administrative Company will submit the tax return to the tax authorities in due course.

10.4.2	If the final computation shows that Valor Denmark and/ or the Company shall pay an amount to the Administrative Company, this amount shall be paid no later than 20 November 2006.

10.4.3
In the event that the tax authorities increase Valor Denmark's and/or the Company's taxable income for 2005, the corresponding additional tax shall be paid by Valor Denmark and/or the Company to the Administrative Company to the extent it is required by Danish tax law. If the final computation shows that the Company or Valor Denmark shall receive an amount from the Administrative Company/Seller, this amount shall be paid to the Company no later than 20 November 2006. Not-withstanding the foregoing in the event that Valor Denmark and/or the Company is in a position to eliminate in full or in part the additional tax by way of increasing the amount of taxdeductible depreciations and the tax authorities approve this election the payment to the Administrative Company shall at Buyer's discretion be reduced correspond-ingly. If the tax authorities decrease Valor Denmark's and/or the Company's taxable income for 2005 the Company and/or Valor Denmark shall receive a corresponding tax amount from the Administrative Company to the extent it is required by Danish tax law.

10.5	Under this Clause, calculated tax shall include any surcharge for tax underpayment and any compensation for tax overpayment.

10.6	The Sellers represent and warrant to the Buyer that no company other than IPU has been part of a joint taxation scheme with the Company and/or Valor Denmark A/S.

10.7	Special taxation indemnity

10.7.1
Without derogating from the generality of Clause 9.2 above, this special indemnity further covers any adjustment made by the tax authorities in the income statements and/or tax statements of the Company resulting in an additional tax payment by the Company relating to an event, action or transaction made prior to Closing, including but not limited to adjustments related to transactions with any related party other than the Buyer, but excluding any claims referred to in Clauses 9.1 (i) and (ii).

10.7.2
This tax indemnity further covers any future reclassification of the exemption for taxes related to the contribution of assets from the Company to Valor Denmark A/S resulting in an additional payment of taxes, of. however, Clause 9.5 above, as well as any payment of taxes relating to any past joint taxation with the IPU.

10.8
The Parties will fully and diligently cooperate with each other on any matter rising from the joint taxation scheme, and which requires such cooperation for the tax benefit of either party. Each Party and the Company shall carry its own costs and expenses in relation to the preparation of the statement etc. under this Clause 10.

11	Announcements and Confidentiality

11.1	The Parties shall jointly prepare a press release and information to the employees of Valor Denmark A/S.

11.2
The Parties undertake not to disclose this Agreement in whole or in part to any other party without the prior written consent of the other Party, except to the extent that such disclosure is stipulated in this Agreement or is required by law, securities exchange regulations or any governmental filing necessary to fulfill the transactions contemplated by this Agreement.

12	Waivers

12.1
No delay or omission by any Party in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy, or operate as a waiver thereof, except as specifically set out in this Agreement.

13	Assignment

13.1
This Agreement or any rights according to this Agreement is not assignable by either of the Parties, provided however that Buyer may assign this Agreement to any of the Valor Group as long as the Buyer remains guarantor for the fulfillment of its obligations hereunder.

14	Entire Agreement

14.1
This Agreement constitute the whole and only agreement between the Parties relating to the transactions contemplated hereby, the Company and Valor Denmark A/S, especially the Transaction Agreement and the appendices hereto shall be superseded in their entirety by this Agreement.

14.2	Any change in or addition to this Agreement shall be in writing and shall be signed by all Parties.

15	Cost and Expenses

15.1
Each Party shall bear its own costs related to this Agreement and the transactions contemplated hereby, including but not limited to, legal fees, due diligence examination, preparation of contracts and negotiations thereof, regardless of whether the transactions are completed. Unless otherwise agreed, the Parties agree that no cost of whatever nature related to the transaction shall be paid by the Company.

16	Notices

16.1
Any communication or notice made under this Agreement shall be sent to a Party at the below-mentioned address, telephone number and/or telefax number and for the attention of the individual stated below:

to the Sellers:	IPU, Individuel Programudvikling ApS,
Sjaellandsgade 54, DK-8000 Aarhus C Denmark tel: +45 fax: +45 e-mail: for the attention of Kurt Byskov and

Henning Mmrkedahl A/S, Rorsangervej 31, DK-8382 Hinnerup Denmark tel: +45 fax: +45 e-mail: for the attention of Henning Maerkedahi

with a copy to:	Gorrissen Federspiel Kierkegaard
Silkeborgvej 2 DK-8000 Aarhus C Denmark tel: +45 86207500 fax: +45 86207599 e-mail: apc@gfklaw.dk for the attention of Anders Peter G. Christoffersen

to the Buyer:	Valor Computerized Systems Ltd.,
4 Faran St., Ashtrom Industrial Park, 70600 Yavne, Israel, tel: + fax: + e-mail: attn: CFO Dan Hoz,

with a copy to:	Gornitzky & Co. Advocated & Notaries, Zion Building, Rothschild Blvd., Tel Aviv 65784, Israel, tel: +972-3-7109191 fax: +972-3-5606555 e-mail: savir@gornitzky.co.il attn: Gur Y. Savir.

or to such other person, address telephone and/or telefax number, which either Party may notify the other Party of in writing.

16.2	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed to have been given at the start of the next Business Day.

17	Governing Law and Arbitration

17.1
All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules.

17.2	The place of arbitration shall be London, England.

17.3	The language(s) of the arbitration shall be English

17.4
The contract shall not be governed by Israeli or Danish law (except where Danish or Israeli law ismandatory to apply under the same law, e.g., labor law) but rather be governed by internationally accepted principles of commercial law, excluding choice of law rules.

18	Copies

18.1	This Agreement shall be signed in two copies.

Arhus, May 4th 2006

For and on behalf of the Vaior Ltd:

Ofer Shofman

For IPU, Individuel Programudvikling ApS:

Kurt Byskov

For Henning Maerkedahl Holding A/S:

Henning Maerkedahl

For Aksel Jorgensen Invest ApS:

Aksel  Jorgensen

For Rotensia A/S:

Jorgen Wisborg by PoA

Aksel Jorgensen

Soren Cramer

Jean Steen Knudsen

Birgitte Spencer

We the undersigned hereby jointly and severally guarantee full performance of all the undertakings of the Sellers under this Agreement including the obligation to indemnify the Buyer (for the sake of clarification, this includes the demand for payment of any clam against the Sellers under this Agreement Including with regard to the Representations and Warranties). This Guarantee limited to a sum corresponding to the proportional share of the consideration stipulated in section three, attributed to IPU and HM respectively and isonly valid In connection with demands/claims lodged or delivered to each of us until 1 April 2010. If a claim has been lodged against the Sellers by the Buyer in accordance with this Agreement prior to 1 April 2010, the Guarantee shall for such claim only, survive the above termination date. The Buyer shall always have served claims or indemnification against all Sellers and only if they do not pay upon first demand may the Buyer claim the amount from Kurt Byskov and Henning Maerkedahl. Kurt Byskov and Henning Maerkedahl shall have recourse against the other Sellers' for any claims paid under this guarantee.

Kurt Byskov

Henning Maerkedahl

Schedules

Schedule 1 Escrow Agreement.

Schedule 2 Omitted.

Schedule 5.1 Representations and Warranties.

Escrow Agreement

This Escrow Agreement is made on the 4th day of May 2006

Between

Valor Computerized Systems Limited
Registration no. 51-166672-9
4 Faran St., Ashtrom Industrial Park
70600 Yavne
Israel

(hereinafter referred to as "Buyer")

And

IPU, Individuel Prograrnudvlkling ApS, CVR no. 10 20 95 01, Sjaellandsgade 54, DK-8000 Aarhus C (hereinafter referred to as "IPU"),

Henning Maerkedahl A/S, CVR no. 17 28 46 73, Rorsangervej 31, DK-8382 Hinnerup (hereinafter referred to as "HM"),

Aksel Jorgensen Invest ApS, CVR no. 26 32 6869, Thunogade 42, I., DK-8000 Aarhus C (hereinafter referred to as "AJI"),

Rotensia A/S, CVR no. 30 94 11 28, Gefionsvej) 7, DK-9700 Bronderslev (hereinafter referred to as "Rotensia"),

Aksel Jorgensen, Thunogade 42, 1., DK-8000 Aarhus C, (hereinafter referred to as "AJ"),

Soren Cramer, Funch Thomasensgade 1, 2.th., DK-8200 Aarhus N (hereinafter referred to as "SC"),

Jean Steen Knudsen, Samsogade 80 B, 3., DK-8000 Aarhus C (hereinafter referred to as "JSK"),

Birgitte Spencer, Klokkerbakken 17, DK-8210 Aarhus V, (hereinafter referred to as "BS"),

(IPU, HM, AJI, Rotensia, AJ, SC, JSK, BS hereinafter jointly and severally referred to as the "Guarantors")

(Buyer and Guarantors hereinafter jointly referred to as the "Parties" or 1ndividually a "Party").

Whereas:

(a)
IPU, Individuel Programudvikhing ApS, Henning Maerkedahl A/S, Aksel Jorgensen Invest ApS, Rotensia A/S, Aksel Jorgensen, Soren Cramer, lean Steen Knudsen, Birgitte Spencer and Valor Computerized Systems Limited have today executed a Share Purchase Agreement (hereinafter referred to as the "SPA") according to which the Buyer buys the shares of T-V Holding A/S, CVR no. 27 97 12 02;

(b)	the SPA provides that a certain portion of the Purchase Price for the shares is to be held in escrow as security for indemnifying Buyer for claims under the SPA;

(c)	in this agreement (hereinafter the "Escrow Agreement") the words and phrases defined in the SPA shall have the meaning thereby attributed to them; and

(d)	Nordea has agreed to act as Escrow Bank (hereinafter the "Escrow Bank");

the Parties have agreed as follows:

1	Deposit

1.1
Subject to the terms and conditions of the SPA, the Buyer shall at the Closing Date deposit with the Escrow Bank an amounts of USD 2 million. The Escrow Account provides security for indemnifying Buyer for any breach of the SPA (including the Representations and Warranties stipulated therein).

1.2	Interest and other income received on the Escrow Amounts shall accrue for the benefit of the Guarantors in accordance with the agreement made with the Escrow Bank.

2	Draw Down

2.1	The Escrow Bank shall release from the Escrow Account to the Buyer that portion of the Escrow Amount specified in

(a)	a written instruction duly executed by the Buyer and the Guarantors, authorising such release, or

(b)	a final and binding award delivered by the venue of dispute resolution pursuant to Clause 17 of the SPA.

2.2
At 4th May 2007, one million USD ($1,000,000) less any sum paid out of the Escrow Amount in accordance with Clause 2.1 above shall be released to the Guarantors. However, in the event that the Buyer at said date have initiated proceedings exceeding one million USD ($1,000,000) and has informed the Escrow Bank of such proceedings, the Escrow Bank shall retain an amount equal to the amount with which the disputed figure together with additional estimated costs of the proceeding exceed one million USD ($1,000,000).

2.3	Except as provided in the preceding clauses 2.1 and 2.2 or in Clause 3, the Escrow Bank shall not release any funds from the Escrow Account.

2.4	The Escrow Bank shall make any release from the Escrow Account pursuant to Clause 2.1 within 5 Business Days from the receipt by the Escrow Bank of the abovementioned documentation.

2.5	Before releasing funds (including interest accrued) to the Guarantors, such amounts shall first be applied to pay or reimburse any transaction fees, charges or claims charged by the Escrow Bank.

3	Termination

3.1
Provided that the Parties have not initiated any dispute resolution of Clause 17 of the SPA regarding any unresolved dispute between them or such proceedings have not been notified to the Escrow Bank, this Escrow Agreement shall automatically terminate on 4th May 2008 and the Escrow Bank shall release in favour of the Guarantors, the amounts remaining on the Escrow Accounts.

3.2
If at said date proceedings have been initiated, the Bank shall retain an amount equal to the disputed figure together with additional estimated costs of the proceeding. This Escrow Agreement shall then remain in effect with respect to the amount so retained until receipt by the Escrow Bank of either of such documentation as listed in Clause 2.1 or documentation that the dispute has been resolved without any award made for the Buyer.

4	Escrow Bank

4.1	Guarantors and Buyer shall deliver to the Escrow Bank documentation setting out the person/persons duly authorised to bind the Parties in all matters relating to this Escrow Agreement.

5	Waiver and Amendments

5.1
This Escrow Agreement may be amended and the terms hereof may be waived only by written instrument signed by the Parties or in the case of a waiver, by the Party waiving its rights under this Escrow Agreement.

6	Governing Law and Arbitration

6.1	This Escrow Agreement and any dispute or claim arising out of or in connection herewith shall be governed by and construed in accordance with the laws of Denmark.

6.2
The Parties agree to submit any disputes to the Maritime and Commercial Court in Copenhagen, Denmark, and jointly request that to the extent permissible by the court any proceeding and documentation of evidence shall be in English.

7	Copies

7.1	This Escrow Agreement has been executed in two original copies and one copy has been given to each of the Parties.

For and on behalf of Valor Computerized Systems Ltd:

Ofer Shofman

For IPU, Individuel Programudvikling ApS:

Kurt Byskov

For Henning Maerkedahl Holding A/S:

Henning Maerkedahl

For Aksel Jorgensen Invest ApS:

Aksel Jorgensen

For Rotensia A/S:

Jorgeh Wisborg according PoA

Aksel Jorgensen

Soren Cramer

Jean Steen knudsen

Birgitte Spencer

We agree and accept to act as the Esrow Bank and to fulfill all the proivisions stupulated hereinabove:

For Nordea Bank Denmark

Execution copy

ANNEX 5.1 - REPRESENTATIONS AND WARRANTIES

Terms: Capitalized terms not otherwise defined in this Annex shall have the meanings attributed to them in the SPA, including without limitation its appendices (the “SPA”), to which this Annex is attached. The terms “Sellers” herein, shall each be construed to mean whether jointly or severally.

The Sellers undertake, warrant and represent the following to the Buyer:

1.	Power and Authority

1.1.	Each of the Sellers has full right power and authority (i) to execute and deliver the SPA and (ii) to comply with the provisions of and perform all of its obligations under the SPA.

1.2.	The SPA constitutes a legal, valid and binding obligation enforceable against the Sellers.

1.3.	The SPA has been duly approved and authorized by all competent bodies of the Sellers and the Company.

1.4.
Neither the execution nor the consummation of the SPA will (i) conflict with or constitute breach or violation of the articles of association and/or any other corporate documents of the Company and/or any applicable law, (ii) conflict with or result in breach of any obligation concluded/imposed on/taken by either of the Sellers or the Company or concerning their property, (iii) conflict with or constitute violation of any judgment, decision or order made by any court or administrative body against or binding upon either of the Sellers or Company or their property, or (iv) conflict with or constitute a violation of any law or regulation applicable to the either of the Sellers or the Company or their property.

1.5.
No consent or approval of any shareholder, creditor or any other person, or notification to, registration with or the consent or approval of any court of law or administrative body is required in connection with the execution and consummation of the SPA.

1.6.	There exists no public order or decision that restrains or prohibits the consummation of the transaction contemplated by this Agreement.

1.7.	Or public approval, consents and authorizations required for the consummation of the transaction contemplated herby, have been obtained

2.	The Company, its Share Capital and Shareholders

2.1.
The Company is a corporation duly organized and validly existing. The transcript from the Danish Commerce and Companies Agency attached as Appendix 2.1 fully and accurately set out the item that needs to be recorded therein.

2.2.	All information on the Company has been duly and properly registered.

2.3.	The articles of association attached as Appendix 2.3 are the current articles of association of the Company.

2.4.	All resolutions of the Company have been registered with all relevant registries, including the Danish Commerce and Companies Agency.

2.5.
The minute books of the Company attached hereto as Appendix 2.5, contain minutes of all general meetings and board meetings of the Company, whether annual or extraordinary, and the minutes accurately and adequately reflect the proceedings and resolutions of such meetings.

2.6.
The Company has not suspended its payments, entered into liquidation, whether voluntary or compulsory, or taken any similar action in consequence of insolvency, and no application/petition for such action has been filed by the Company or any third party, and to the Sellers’ best knowledge, no risk of such action or petition exists. Without derogation from the generality of the above, the Company is not insolvent, and fulfills and has fulfilled all of its obligations.

2.7.
The Shares are all duly and validly authorized, issued and fully paid, free from any encumbrances, charges, restrictive covenants, options, rights of first refusal, warrants and/or any third party rights whatsoever.

2.8.	No share certificates have been issued by the Company, including for the Shares.

2.9.	There are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares or other securities.

2.10.
Except for Valor Denmark being a subsidiary of the Company, the Company has no subsidiaries, holds no interests in any entity and/or joint venture or any other business, and has not assumed any obligations to acquire any interests in any entity and/or joint venture or any other business.

3.	Accounts, Books and Records

3.1.	The Company’s audited annual reports for the accounting years 2004 and 2005 and trial balance for March 31, 2006, attached as Appendix 3.1 hereto (the “Annual Reports”):

3.1.1.	give a true, accurate and fair view of the Company (including assets and liabilities, profit/loss, balance sheet, cash flow, etc.) on the dates specified therein; and

3.1.2.	have been prepared in accordance with Danish GAAP and applicable legislation;

3.1.3.	have been properly recorded on an accruals basis in accordance with Danish GAAP and applicable legislation.

3.1.4.	the Annual Reports for the years 2004 and 2005, have been duly adopted at the Company’s annual general meeting(s);

3.2.
Since January 1, 2006, no events or circumstances have occurred or are, to the best knowledge of the Sellers threatening to occur which may individually or in aggregate, actually or potentially, result in an adverse change of the position of the Company and/or its business, assets and/or financial position.

3.3.
In connection with the presentation of the Annual Reports, the external legal advisors to the Company have not issued any legal letter concerning material information not disclosed in the Annual Reports.

3.4.
The Company's books and records contain all material documents which must be or are usually kept by enterprises of the same nature as the Company and accurately and fairly reflect the activities and assets of the Company.

3.5.	The Company's bank accounts' statements as of the date of this Agreement are attached as Appendix 3.5.

4.	Material Commitments and Agreements

Since the drop down pursuant to the Transaction Agreement the Company has not had contracts or agreements of any kind except for The Transaction Agreement itself and with its CPA and Members of the Board of directors. Following payment of the Net Debt, the Company will have no liabilities towards either the CPA nor the members of the Board of directors.

5.	Business of the Company

5.1.
 The Company does not have any clients, suppliers, activity or assets, other than the actual passive holding of Valor Denmark and the contractual rights and obligations under the agreements specified in clause 4.1 above.

5.2.	The Company's business is being carried out in compliance in all material respects with all applicable laws and regulations.

5.3.
The Company holds all the licenses and permits required for the carrying on of its business and are not in breach thereof, except for such licenses or breaches where the lack of such license or its breach would not have a material adverse effect on the Company and/or its business and/or its finances. There are no pending or, to the best of the Sellers' knowledge, threatened proceedings which might in any material way adversely affect such licenses, covenants or permissions; and they are not aware of any circumstances whereby any of the same is likely to be suspended, cancelled, revoked or not renewed in the ordinary course of business.

6.	Employees etc.

Since the drop down pursuant to the Transaction Agreement, the Company has not employed any employee. Kurt Byskov and Henning Maerkedahl are registered in the Danish Commerce and Companies Agency as the Company's managers.

7.	Taxation

7.1.
The Company has duly made all returns, given all notices, and supplied all other information required to be supplied, directly or indirectly, to the Danish tax authorities and all such information, returns and notices are not likely to be the subject of any dispute with any of the relevant authorities concerned.

7.2.	The Company has duly deducted, withheld, paid and accounted for all taxes due to have been deducted, withheld, paid or accounted for by it before the Closing Date.

7.3.
There are no taxation matters pending against the Company. There is no written claim against the Company for any taxes, and no assessment, deficiency or adjustment has been asserted, proposed or to the best of Sellers knowledge threatened with respect to any tax return of or with respect to the Company. No claim has ever been made by any governmental authority that the Company does not file tax returns or does not comply with any law/regulation/procedure etc. that it is or may be subject to.

7.4.
The Company's trade with its shareholders and others has always been carried out on an arm's length basis and no such transactions will cause the Company to be liable to pay taxes which have not been paid or duly and accurately provided for in the Annual Reports. The Company has to the extent required by applicable law prepared documentation regarding such transactions.

7.5.
No special tax exemption, tax benefits or other positive tax treatments, which the Company enjoys can be cancelled as a consequence of circumstances deriving from its activities prior to Closing or the execution of the SPA and/or the Closing.

7.6.	The Company is not - and has not been - a party to any tax reservations (in Danish: "skatteforbehold") still in force.

8.	Litigation: Since its incorporation, the Company is not engaged in any litigation, arbitration, prosecution or other legal proceedings and there are no such proceedings pending or threatened.

9.	Liabilities:

9.1.	Other than as disclosed in the Annual Reports, the Company has no debt or other liabilities other than debt created in the ordinary course of the Company's business after March 31, 2006.

9.2.
Contingent liabilities: The Company has no contingent liabilities save as specified in the Annual Reports, except for usual contingent liabilities created in the ordinary course of the Company's business after March 31, 2006. The performance of the SPA shall not cause the Company to incur any additional or special obligations or liabilities towards any third party, including a duty to pay and/or a liability for agency commission or similar fee.

10.
Competition Law Matters: To the best of the Sellers' knowledge, the Company is not nor has been a party to any practice, arrangement, agreement or understanding which is in breach of national and/or supranational competition laws or which may lead to any decree from competition authorities having a material adverse effect on the business of the Company.

11.
Without derogating from the generality of Clause 9.5 of the SPA, this Annex 5.1 includes any and all significant and material data which is required for the correct evaluation of the Company by a reasonable purchaser.